Exhibit 99.1

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                            MAVERICK TUBE CORPORATION
                         Announces Officer Appointments

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     St.  Louis,  January  4,  2005 ---  Maverick  Tube  Corporation  (NYSE:MVK)
announced today that its Board of Directors has elected C. Robert Bunch, currently the Company's President and Acting Chief Executive Officer, as Chairman. Mr. Bunch, who will remain Acting Chief Executive Officer, replaces Gregg Eisenberg, whose retirement as Chairman was previously announced. The Board also elected James A. Cowan, currently the Company's Executive Vice President and Chief Operating Officer, as President, replacing Mr. Bunch in this capacity. Mr. Cowan will continue as the Company's Chief Operating Officer. According to Mr. Bunch, "Jim Cowan has been an invaluable addition to the Company over the past twenty-one months, and the Board looks forward to his continuing contributions in his new role as our Company's President."

     In addition, the Company also announced certain other changes in executive officer duties in connection with a reorganization of the Company's operations along business unit lines. T. Scott Evans, currently the Company's Senior Vice President-Marketing and Sales, will remain as Senior Vice President and will serve as President of the Company's Maverick Tubular Products Group. Maverick Tubular Products Group is currently comprised of the following businesses:
Maverick Tube L.P., a U.S. market share leader in welded ("ERW") oil country tubular goods ("OCTG") and line pipe; Prudential Steel, a Canadian market share leader in ERW OCTG and line pipe; and Texas Arai, a North American market share leader in API couplings. Sudhakar Kanthamneni, currently the Company's Senior Vice President-Manufacturing and Technology, will remain as Senior Vice President and serve as the Company's Chief Technology Officer. In this role Mr. Kanthamneni will oversee the Company's research and development initiatives and continue to help guide the Company's growth in this critical area. Richard W. Preckel, currently Vice President-Strategic Services, has been appointed the Company's new Director-Investor Relations and Business Development. Mr. Evans and Mr. Kanthamneni will continue to report to Mr. Cowan, while Mr. Preckel will report to Mr. Bunch.

     Leading the three businesses comprising the Maverick Tube Group are: Jeff Shorter, Vice President and General Manager of Maverick Tube L.P., Bob Lee, Vice President and General Manager of Prudential Steel, and Barham Moss, General Manager of Texas Arai. The Company also appointed heads of its other two business units, each of whom report to Mr. Cowan. Mr. Scott Harris has been appointed President-Republic Conduit, a North American market share leader in electrical conduit products. Mr. Harris is currently this unit's Vice President and General Manager. Dennis Dunlap, currently Vice President-Line Pipe Sales, has been appointed President-Precision Tube/SeaCAT, a leading worldwide provider of coiled tubing products for downhole and line pipe applications, as well as a provider of subsea umbilical products.

     According to Mr. Cowan, "This new structure reflects the expansion of the breadth of Maverick's product lines over the past several years, and helps position the Company for further geographic and product diversification."


     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2003.